EXHIBIT 16

June 24, 2013

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated June 20, 2013, of NVE Corporation and are in agreement with the statements contained in the first sentence of the first paragraph, and the second and third paragraphs of page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP